CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Protea Biosciences Group, Inc. for the registration of its common stock and to the inclusion herein of our report dated March 28, 2014, with respect to the consolidated financial statements of Protea Biosciences Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, PA

April 7, 2014